Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2019 SECOND QUARTER RESULTS

•	Achieves Third Consecutive Quarter of Positive Same Store Sales

•	Declares Quarterly Cash Dividend of $0.05 Per Share

EL SEGUNDO, Calif., July 30, 2019 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2019 second quarter ended June 30, 2019.

Net sales for the fiscal 2019 second quarter were $241.0 million compared to net sales of $240.0 million for the second quarter of fiscal 2018. Same store sales increased 0.7% for the second quarter of fiscal 2019. Net and same store sales comparisons year-over-year reflect a small negative impact as a result of the calendar shift of the Easter holiday, when the Company’s stores are closed, into the second quarter of fiscal 2019 from the first quarter of fiscal 2018.

Gross profit for the fiscal 2019 second quarter was $73.1 million compared to $75.3 million in the second quarter of the prior year. The Company’s gross profit margin was 30.3% in the fiscal 2019 second quarter versus 31.4% in the second quarter of the prior year. The reduction in gross profit margin reflected lower merchandise margins, which contracted 80 basis points primarily due to a shift in sales mix, as well as lower distribution costs capitalized into inventory.

Selling and administrative expense as a percentage of net sales was 30.0% in the fiscal 2019 second quarter versus 31.1% in the second quarter of the prior year. Overall selling and administrative expense for the quarter decreased by $2.5 million from the prior year mainly due to a favorable settlement related to the termination of a software contract and lower print advertising expense and employee benefit-related costs, partially offset by higher employee labor expense.

Net income for the second quarter of fiscal 2019 was $28,000, or $0.00 per diluted share, including a $0.03 per diluted share net benefit primarily related to the favorable settlement of a software contract termination. This compared to net loss for the second quarter of fiscal 2018 of $0.2 million, or $0.01 per share.

For the 26-week period ended June 30, 2019, net sales were $486.3 million compared to net sales of $474.1 million in the first 26 weeks of last year. Same store sales increased 2.7% in the first half of fiscal 2019 versus the comparable period last year. Net income for the first 26 weeks of fiscal 2019 was $1.7 million, or $0.08 per diluted share, including the $0.03 per diluted share benefit for the software contract termination and a $0.02 per diluted share charge for the write-off of deferred tax assets, compared to a net loss for the first 26 weeks of fiscal 2018 of $1.6 million, or $0.07 per share, including a $0.01 per share charge for the write-off of deferred tax assets.

The Company’s revolving credit borrowings were $62.4 million as of the end of the fiscal 2019 second quarter, which reflects a reduction in borrowings of $28.2 million, or 31%, versus the same period in the prior year. The Company’s merchandise inventories declined 7.5% on a per-store basis as of the end of the second quarter compared to the prior year period. The resulting working capital improvements in inventory and accounts payable, as well as higher net income, combined to provide $5.6 million in operating cash flow in the fiscal 2019 year-to-date period, versus a $21.9 million use of cash in the comparable prior year period.

“We are pleased to achieve our third consecutive quarter of same store sales growth and deliver earnings exceeding the top range of our guidance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We had a strong finish to the quarter, benefitting from increased traffic in California in June in advance of new ammunition legislation that took effect in July. This allowed us to overcome the negative impact of the Easter holiday shift and a significantly cooler than normal start to summer, which impacted sales of summer products. With our sales performance and continued focus on prudently managing our inventory levels and expense structure, we delivered positive cash flow for the quarter, allowing us to further reduce our borrowings on a year-over-year basis and strengthen our balance sheet.”

Mr. Miller continued, “For the third quarter to date, our sales are running down in the low single-digit range versus the prior year, as the start to the quarter has been impacted by continued softness in summer-related product sales, given the slow start to summer weather, particularly in the Pacific Northwest. We have been comping against relatively strong sales that were driven by favorable weather during the same period last year, but we are encouraged by the trending of a number of core product categories. Looking forward, our sales comparisons will ease over the balance of the quarter and we believe that our merchandise assortment is well positioned to drive upside over the period.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on September 13, 2019 to stockholders of record as of August 30, 2019.

Guidance

For the fiscal 2019 third quarter, the Company expects same store sales to be in the flat to positive low single-digit range and earnings per diluted share to be in the range of $0.15 to $0.23, compared to a same store sales decrease of 2.0% and earnings per diluted share of $0.15 in the third quarter of fiscal 2018. The Company’s fiscal 2019 third quarter earnings guidance reflects an anticipated increase in merchandise margins over the prior year period.

Store Openings

During the second quarter of fiscal 2019, the Company opened one store and for the fiscal 2019 full year the Company currently anticipates opening approximately four new stores and closing approximately five stores.

Conference Call Information

The Company will host a conference call and audio webcast today, July 30, 2019, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the second quarter of fiscal 2019. To access the conference call, participants in North America should dial (877) 407-9039, and international participants should dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 6, 2019 by calling (844) 512-2921 to access the playback; passcode is 13692866.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 434 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 30, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 30, 2019	December 30, 2018
ASSETS
Current assets:
Cash	$6,594	$6,765
Accounts receivable, net of allowances of $41 and $28, respectively	13,728	14,184
Merchandise inventories, net	318,604	294,900
Prepaid expenses	9,746	9,224

Total current assets	348,672	325,073

Operating lease right-of-use assets, net	262,288	—
Property and equipment, net	71,617	76,488
Deferred income taxes	13,841	14,543
Other assets, net of accumulated amortization of $1,902 and $1,772, respectively	3,446	3,457

Total assets	$699,864	$419,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,964	$80,613
Accrued expenses	58,053	67,659
Current portion of operating lease liabilities	61,352	—
Current portion of finance lease liabilities	2,151	2,322

Total current liabilities	236,520	150,594

Operating lease liabilities, less current portion	213,180	—
Finance lease liabilities, less current portion	4,375	4,823
Long-term debt	62,437	65,000
Deferred rent, less current portion	—	14,615
Other long-term liabilities	8,485	9,668

Total liabilities	524,997	244,700

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,334,814 and 25,074,307 shares, respectively; outstanding 21,684,601 and 21,424,094 shares, respectively	253	250
Additional paid-in capital	119,145	118,351
Retained earnings (1)	97,996	98,787
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	174,867	174,861

Total liabilities and stockholders’ equity	$699,864	$419,561

(1)	In the first quarter of fiscal 2019, the Company recorded an after-tax decrease to beginning retained earnings of $0.3 million for a change in accounting principle related to leases.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales	$240,965	$239,951	$486,251	$474,129
Cost of sales	167,848	164,680	337,258	326,132

Gross profit	73,117	75,271	148,993	147,997
Selling and administrative expense (1)	72,179	74,656	144,790	148,144

Operating income (loss)	938	615	4,203	(147)
Interest expense	738	793	1,514	1,449

Income (loss) before income taxes	200	(178)	2,689	(1,596)
Income tax expense (benefit) (2)	172	70	997	(39)

Net income (loss)	$28	$(248)	$1,692	$(1,557)

Earnings (loss) per share (1)(2):
Basic	$0.00	$(0.01)	$0.08	$(0.07)

Diluted	$0.00	$(0.01)	$0.08	$(0.07)

Weighted-average shares of common stock outstanding:
Basic	21,118	20,985	21,074	20,964

Diluted	21,143	20,985	21,100	20,964

(1)	In the second quarter of fiscal 2019, the Company recorded a favorable settlement of $1.1 million, or $0.03 per diluted share, related to the termination of a software contract.

(2)

In the first half of fiscal 2019 and 2018, the Company recorded charges of $0.4 million, or $0.02 per diluted share, and $0.2 million, or $0.01 per share, respectively, to write-off deferred tax assets related to share-based compensation.